Exhibit 99.1
INNOVAGE ANNOUNCES FINANCIAL RESULTS FOR THE
FISCAL FIRST QUARTER ENDED SEPTEMBER 30, 2024
DENVER, CO., November 5, 2024 (GLOBE NEWSWIRE) -- InnovAge Holding Corp. (“InnovAge” or the “Company”) (Nasdaq: INNV), an industry leader in providing comprehensive healthcare programs to frail, predominantly dual-eligible seniors through the Program of All-inclusive Care for the Elderly (PACE), today announced financial results for its fiscal first quarter ended September 30, 2024.

“Our first quarter results reflect our continued momentum and the execution of our strategy to deliver high quality care, while continuing to enhance our margins,” said CEO Patrick Blair. “Our strategic initiatives are delivering measurable results, and we remain focused on operational excellence in our centers as we drive sustainable long-term value for our participants and stakeholders.”

Financial Results

	Three Months Ended September 30,
	2024	2023
in thousands, except percentages and per share amounts
Total revenues	$205,142	$182,485
Loss Before Income Taxes	(5,306)	(10,736)
Net Loss	(5,710)	(10,962)
Net Loss margin	(2.8)%	(6.0)%

Net Loss Attributable to InnovAge Holding Corp.	(4,929)	(10,304)
Net Loss per share - basic and diluted	$(0.04)	$(0.08)

Center-level Contribution Margin(1)	$34,541	$27,877
Adjusted EBITDA(1)	$6,476	$1,306
Adjusted EBITDA margin(1)	3.2%	0.7%
Fiscal First Quarter 2025 Financial Performance
•Total revenue of $205.1 million, increased approximately 12.4% compared to $182.5 million in the first quarter of fiscal year 2024
•Loss Before Income Taxes of $5.3 million improved approximately 50.6%, compared to a loss before income taxes of $10.7 million in the first quarter of fiscal year 2024

•Loss Before Income Taxes as a percent of revenue was 2.6%, a decrease of 3.3 percentage points compared to Loss Before Income Tax as a percent of revenue of 5.9% in the first quarter of fiscal year 2024
•Center-level Contribution Margin(1) of $34.5 million, increased 23.9% compared to $27.9 million in the first quarter of fiscal year 2024
•Center-level Contribution Margin(1) as a percent of revenue of 16.8%, increased 1.5 percentage points compared to 15.3% in the first quarter of fiscal year 2024
•Net loss of $5.7 million, compared to net loss of $11.0 million in the first quarter of fiscal year 2024
•Net loss margin of 2.8%, a decrease of 3.2 percentage points compared to a net loss margin of 6.0% in the first quarter of fiscal year 2024
•Net loss attributable to InnovAge Holding Corp. of $4.9 million, or a loss of $0.04 per share, compared to net loss of $10.3 million, or a loss of $0.08 per share in the first quarter of fiscal year 2024
•Adjusted EBITDA(1) of $6.5 million, an increase of $5.2 million compared to Adjusted EBITDA of $1.3 million in the first quarter of fiscal year 2024
•Adjusted EBITDA(1) margin of 3.2%, an increase of 2.5 percentage points compared to 0.7% in the first quarter of fiscal year 2024
•Census of approximately 7,210 participants compared to 6,580 participants in the first quarter of fiscal year 2024
•Ended the first quarter of fiscal year 2025 with $39.0 million in cash and cash equivalents plus $46.7 million in short-term investments, and $81.3 million in debt on the balance sheet, representing debt under the Company’s senior secured term loan, convertible term loan and finance leases

(1) Center-level Contribution Margin and Center-level Contribution Margin as a percentage of revenue, Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. Effective for the year ended June 30, 2024 and going forward, the Company has revised its calculation of Adjusted EBITDA and has recast the presentation for the three months ended September 30, 2023 to conform to the current presentation. For more details and for a definition and reconciliation of these non-GAAP measures to the most closely comparable GAAP measures for the periods indicated, see “Note Regarding Use of Non-GAAP Financial Measures” and “Reconciliation of GAAP and Non-GAAP Measures.”

Full Fiscal Year 2025 Financial Guidance

Based on information as of today, November 5, 2024, InnovAge is confirming the following financial guidance.

	Low	High
	dollars in millions
Census	7,300	7,750
Total Member Months(1)	86,000	89,000

Total revenues	$815	$865
Adjusted EBITDA(2)	$24	$31

Expected results and estimates may be impacted by factors outside the Company’s control, and actual results may be materially different from this guidance. See “Forward-Looking Statements - Safe Harbor” herein.

(1) We define Total Member Months as the total number of participants as of period end multiplied by the number of months within a year in which each participant was enrolled in our program. Management believes this is a useful metric as it more precisely tracks the number of participants the Company serves throughout the year.

(2)Adjusted EBITDA is a non-GAAP measure. See “Note Regarding Use of Non-GAAP Financial Measures” and “Reconciliation of GAAP and Non-GAAP Measures” for a definition of Adjusted EBITDA and a reconciliation to net loss, the most closely comparable GAAP measure. The Company is unable to provide guidance for net loss or a reconciliation of the Company’s Adjusted EBITDA guidance because it cannot provide a meaningful or accurate calculation or estimation of certain reconciling items without unreasonable effort. The Company’s inability to do so is due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including variations in effective tax rate, expenses to be incurred for acquisition activities and other one-time or exceptional items.
Conference Call
The Company will host a conference call this afternoon at 5:00 PM Eastern Time.  A live audio webcast of the call will be available on the Company’s website, https://investor.innovage.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for a limited time.  To access the call by phone, please go to this link (registration link), for dialing instructions and a unique access pin.  We encourage participants to dial into the call fifteen minutes ahead of the scheduled start time.
About InnovAge
InnovAge is a market leader in managing the care of high-cost, frail, predominantly dual-eligible seniors through the Program of All-inclusive Care for the Elderly (PACE). With a mission of enabling older adults to age independently in their own homes for as long as safely possible, InnovAge’s patient-centered care model is designed to improve the quality of care our participants receive while reducing over-utilization of high-cost care settings. InnovAge believes its PACE healthcare model is one in which all constituencies — participants, their families, providers and government payors — “win.” As of September 30, 2024, InnovAge served approximately 7,210 participants across 20 centers in six states. https://www.innovage.com.
Investor Contact:
Ryan Kubota
rkubota@innovage.com

Media Contact:
Lara Hazenfield
lhazenfield@innovage.com
Forward-Looking Statements - Safe Harbor
This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements may be identified by the fact that they do not relate strictly to historical or current facts. Examples of forward-looking statements include, among others, statements we may make regarding quarterly or annual guidance; financial outlook, including future revenues and future earnings; the viability of our growth strategy including our ability or expectations to increase the number of participants we serve, to build and/or open de novo centers, or to identify and execute tuck-in acquisitions, joint ventures and strategic partnerships; our ability to control costs, mitigate the effects of elevated expenses, expand our payor capabilities, implement clinical value initiatives and strengthen enterprise functions; our expectations with respect to audits, post-sanction work, legal proceedings and government investigations and actions; relationships and discussions with regulatory agencies; our ability to effectively implement operational excellence as a provider across all our centers; reimbursement and regulatory developments; market developments; new services; integration activities; industry and market opportunity; and the effects of any of the foregoing on our future results of operations or financial conditions.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on currently available information and our current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control and may cause our actual results and financial condition to differ materially. Important factors that could cause our actual results and financial condition to differ materially include, among others, the following: (i) the viability of our growth strategy, including our ability to obtain licenses to open our de novo centers in Downey and Bakersfield, California, and our ability to ramp up our de novo centers in Florida; (ii) our ability to identify and successfully complete acquisitions, joint ventures and strategic partnerships; (iii) our ability to attract new participants and retain existing participants; (iv) the impact on our business from ongoing macroeconomic related challenges, including labor shortages, labor competition and inflation; (v) inspections, reviews, audits, and investigations under the federal and state government programs, including any corrective action and adverse findings thereunder; (vi) legal proceedings, enforcement actions and litigation malpractice and privacy disputes, which are costly to defend; (vii) under our PACE contracts, we assume all of the risk that the cost of providing services will exceed our compensation; (viii) the dependence of our revenues upon a limited number of government payors; (ix) the risk that our submissions to government payors may contain inaccurate or unsupportable information, including regarding risk adjustment scores of participants, subjecting us to repayment obligations or penalties; and (x) the impact on our business of renegotiation, non-renewal or termination of capitation agreements with government payors.

Forward-looking statements are based only on information currently available to us and speaks only as of the date on which it is made. Except as required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise. We advise you to not place undue reliance on forward-looking statements and to review our risk factors and other disclosures included in the reports we file or furnish with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Note Regarding Use of Non-GAAP Financial Measures
In addition to reporting financial information in accordance with generally accepted accounting principles (“GAAP”), the Company is also reporting Center-level Contribution Margin, Center-level Contribution Margin as a percentage of revenue, Adjusted EBITDA and Adjusted EBITDA margin, which are non-GAAP financial measures. These non-GAAP measures are supplemental measures of operating performance monitored by management that are not defined under GAAP and that do not represent, and should not be considered as, an alternative to net income (loss) before income taxes, net income (loss) before income taxes margin, net income (loss) and net income (loss) margin, as applicable, as determined by GAAP. We believe that these non-GAAP measures are appropriate measures of operating performance because the metrics eliminate the impact of certain expenses that, in the case of Adjusted EBITDA, do not relate to our ongoing business performance, allowing us to more effectively evaluate our core operating performance and trends from period to period. We believe that these non-GAAP measures help investors and analysts in comparing our results across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, the analysis of other GAAP financial measures, including net income (loss) before taxes, net income (loss) before taxes margin, net income (loss), and net income (loss) margin.

The Company’s management uses Center-level Contribution Margin as the measure for assessing performance of its operating segments. In evaluating Center-level Contribution Margin on a center-by-center basis, you should be aware that we do not allocate our sales and marketing expense or corporate, general and administrative expenses across our centers. We define Center-level Contribution Margin as total revenues less external provider costs and cost of care, excluding depreciation and amortization, which includes all medical and pharmacy costs.

In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed to imply that our future results will be unaffected by the types of items excluded from the calculation of Adjusted EBITDA. Our use of the term Adjusted EBITDA varies from others in our industry. We define Adjusted EBITDA as net loss adjusted for interest expense, net, other investment income, depreciation and amortization, and provision (benefit) for income tax as well as addbacks for non-recurring expenses or exceptional items, including charges relating to management equity compensation, litigation costs and settlement, M&A diligence, transaction and integration, business optimization, electronic medical record (EMR) implementation and gain on cost and equity method investments. Adjusted EBITDA margin is Adjusted EBITDA expressed as a percentage of our total revenue. Effective for the year ended June 30, 2024, and going forward, the Company has revised its calculation of Adjusted EBITDA to no longer exclude de novo center development costs and to reflect the impact of other investment income. The presentation for the three months ended September 30, 2023 has been recast to conform to the current presentation. For a full reconciliation of Center-level Contribution Margin and Adjusted EBITDA to the most closely comparable GAAP financial measure, please see the attachment to this earnings release.

Schedule 1
InnovAge
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS) (UNAUDITED)

	September 30, 2024	June 30, 2024
Assets
Current Assets
Cash and cash equivalents	$39,019	$56,946
Short-term investments	46,659	45,833
Restricted cash	13	14
Accounts receivable, net of allowance ($3,693 – September 30, 2024 and $6,729 – June 30, 2024)	46,735	48,106
Prepaid expenses	22,804	18,919
Income tax receivable	3,324	3,324
Total current assets	158,554	173,142
Noncurrent Assets
Property and equipment, net	189,900	193,022
Operating lease assets	27,385	28,416
Investments	2,645	2,645
Deposits and other	4,913	5,949
Goodwill	139,949	139,949
Other intangible assets, net	4,373	4,538
Total noncurrent assets	369,165	374,519
Total assets	$527,719	$547,661
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable and accrued expenses	$45,849	$55,459
Reported and estimated claims	56,443	55,404
Due to Medicaid and Medicare	15,584	15,197
Current portion of long-term debt	3,795	3,795
Current portion of finance lease obligations	5,365	4,599
Current portion of operating lease obligations	4,311	4,145
Total current liabilities	131,347	138,599
Noncurrent Liabilities
Deferred tax liability, net	7,863	7,460
Finance lease obligations	10,853	12,743
Operating lease obligations	24,992	26,275
Other noncurrent liabilities	1,317	1,298
Long-term debt, net of debt issuance costs	60,637	61,478
Total liabilities	237,009	247,853
Commitments and Contingencies
Redeemable Noncontrolling Interests	21,657	22,200
Stockholders’ Equity
Common stock, $0.001 par value; 500,000,000 authorized as of September 30, 2024 and June 30, 2024; 136,362,736 issued and 135,538,698 outstanding as of September 30, 2024 and 136,152,858 issued and 136,116,299 outstanding as of June 30, 2024	136	136
Treasury stock at cost, 837,372 and 36,559 shares as of September 30, 2024 and June 30, 2024, respectively	(5,000)	(179)
Additional paid-in capital	339,048	337,615
Retained deficit	(73,240)	(68,311)
Total InnovAge Holding Corp.	260,944	269,261
Noncontrolling interests	8,109	8,347
Total stockholders’ equity	269,053	277,608
Total liabilities and stockholders’ equity	$527,719	$547,661

Schedule 2
InnovAge
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT NUMBER OF SHARES AND PER SHARE DATA) (UNAUDITED)

	Three Months Ended September 30,
	2024	2023
Revenues
Capitation revenue	$204,800	$182,173
Other service revenue	342	312
Total revenues	205,142	182,485
Expenses
External provider costs	107,214	99,358
Cost of care, excluding depreciation and amortization	63,387	55,250
Sales and marketing	6,492	5,379
Corporate, general and administrative	27,535	28,947
Depreciation and amortization	5,410	4,269
Total expenses	210,038	193,203
Operating Loss	(4,896)	(10,718)

Other Income (Expense)
Interest expense, net	(1,243)	(661)
Other income	833	643
Total other expense	(410)	(18)
Loss Before Income Taxes	(5,306)	(10,736)
Provision for Income Taxes	404	226
Net Loss	(5,710)	(10,962)
Less: net loss attributable to noncontrolling interests	(781)	(658)
Net Loss Attributable to InnovAge Holding Corp.	$(4,929)	$(10,304)

Weighted-average number of common shares outstanding - basic	135,769,835	135,790,401
Weighted-average number of common shares outstanding - diluted	135,769,835	135,790,401

Net loss per share - basic	$(0.04)	$(0.08)
Net loss per share - diluted	$(0.04)	$(0.08)

Schedule 3
InnovAge
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS) (UNAUDITED)

	For the Three Months Ended September 30,
	2024	2023
Operating Activities
Net loss	$(5,710)	$(10,962)
Adjustments to reconcile net loss to net cash used in operating activities
Provision for uncollectible accounts	82	1,077
Depreciation and amortization	5,410	4,269
Operating lease rentals	1,572	1,103
Amortization of deferred financing costs	107	107
Stock-based compensation	2,161	1,823
Deferred income taxes	403	226
Other, net	126	58
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable, net	1,290	(20,918)
Prepaid expenses	(3,885)	734
Deposits and other	653	(591)
Accounts payable and accrued expenses	(9,495)	(7,303)
Reported and estimated claims	1,039	(676)
Due to Medicaid and Medicare	388	1,140
Operating lease liabilities	(1,657)	(1,048)
Deferred revenue	—	(2,024)
Net cash used in operating activities	(7,516)	(32,985)
Investing Activities
Purchases of property and equipment	(2,200)	(2,571)
Purchases of short-term investments	(590)	(570)
Net cash used in investing activities	(2,790)	(3,141)
Financing Activities
Payments for finance lease obligations	(1,124)	(1,164)
Principal payments on long-term debt	(949)	(948)
Repurchase of equity securities	(4,821)	—
Taxes paid related to net settlements of stock-based compensation awards	(728)	(614)
Net cash used in financing activities	(7,622)	(2,726)

DECREASE IN CASH, CASH EQUIVALENTS & RESTRICTED CASH	(17,928)	(38,852)
CASH, CASH EQUIVALENTS & RESTRICTED CASH, BEGINNING OF PERIOD	56,960	127,265
CASH, CASH EQUIVALENTS & RESTRICTED CASH, END OF PERIOD	$39,032	$88,413

Supplemental Cash Flows Information
Interest paid	$1,181	$404
Income taxes paid	$1	$—
Property and equipment included in accounts payable	$102	$281

Schedule 4
InnovAge
RECONCILIATION OF GAAP AND NON-GAAP MEASURES
(IN THOUSANDS) (UNAUDITED)

Adjusted EBITDA

	Three Months Ended September 30,
	2024	2023

Net loss	$(5,710)	$(10,962)
Interest expense, net	1,243	661
Other investment income(a)	(831)	(575)
Depreciation and amortization	5,410	4,269
Provision (benefit) for income tax	404	226
Stock-based compensation	2,161	1,823
Litigation costs and settlement(b)	3,059	1,707
M&A diligence, transaction and integration(c)	105	64
Business optimization(d)	635	2,159
EMR implementation(e)	—	1,934
Adjusted EBITDA	$6,476	$1,306

Net loss margin	(2.8)%	(6.0)%
Adjusted EBITDA margin	3.2%	0.7%
_______________________
(a)Reflects investment income related to short-term investments included in our consolidated statement of operations. Effective for the year ended June 30, 2024 and going forward, the Company has revised the calculation for Adjusted EBITDA to reflect the impact of investment income. The presentation for the three months ended September 30, 2023 has been recast to reflect the impact of other investment income.
(b)Reflects charges/(credits) related to litigation by stockholders, litigation related to de novo center, and civil investigative demands. Refer to Note 9, "Commitments and Contingencies" to our condensed consolidated financial statements for more information regarding litigation by stockholders and civil investigative demands. Costs reflected consist of litigation costs considered one-time in nature and outside of the ordinary course of business based on the following considerations which we assess regularly: (i) the frequency of similar cases that have been brought to date, or are expected to be brought within two years, (ii) complexity of the case, (iii) nature of the remedies sought, (iv) litigation posture of the Company, (v) counterparty involved, and (vi) the Company's overall litigation strategy.
(c)Reflects charges related to M&A transaction and integrations. The presentation for the three months ended September 30, 2023 has been recast to no longer exclude de novo center development costs.
(d)Reflects charges related to business optimization initiatives. Such charges related to one-time investments in projects designed to enhance our technology and compliance systems and improve and support the efficiency and effectiveness of our operations. For the three months ended September 30, 2024, this includes (i) $0.4 million of costs associated with organizational restructure and (ii) $0.2 million related to other non-recurring projects aimed at reducing costs and improving efficiencies. For the three months ended September 30, 2023, this includes (i) $1.8 million of costs associated with third party consultants as we implement our core provider initiatives, assess our risk-bearing capabilities, and strengthen our enterprise capabilities and (ii) $0.4 million related to other non-recurring projects aimed at reducing costs and improving efficiencies.
(e)Reflects non-recurring expenses relating to the implementation of a new EMR vendor.

Three Months Ended June 30,
2024

Net Loss	$(2,254)
Interest expense, net	1,404
Other investment income(a)	(598)
Depreciation and amortization	5,329
Provision for income tax	1,308
Stock-based compensation	1,692
Litigation costs and settlement(b)	2,076
M&A diligence, transaction and integration(c)	394
Business optimization(d)	727
EMR implementation(e)	1
Gain on cost and equity method investments(f)	(4,842)
Adjusted EBITDA	$5,237

Net loss margin	(1.1)%
Adjusted EBITDA margin	2.6%
_______________________
(a)Reflects investment income related to short term investments included in our consolidated statement of operations. Effective for the year ended June 30, 2024 and going forward, the Company has revised the calculation for Adjusted EBITDA to reflect the impact of investment income.
(b)Reflects charges/(credits) related to litigation by stockholders, litigation related to de novo center, and civil investigative demands. Costs reflected consist of litigation costs considered one-time in nature and outside of the ordinary course of business based on the following considerations which we assess regularly: (i) the frequency of similar cases that have been brought to date, or are expected to be brought within two years, (ii) complexity of the case, (iii) nature of the remedies sought, (iv) litigation posture of the Company, (v) counterparty involved, and (vi) the Company's overall litigation strategy.
(c)Reflects charges related to M&A transaction and integrations. Effective for the year ended June 30, 2024 and going forward, the Company has revised the calculation for Adjusted EBITDA to no longer exclude de novo center development costs in 2024. De novo center development costs were $0.4 million the three months ended June 30, 2024.
(d)Reflects charges related to business optimization initiatives. Such charges related to one-time investments in projects designed to enhance our technology and compliance systems, improve and support the efficiency and effectiveness of our operations, and third party support to address efforts to remediate deficiencies in audits. For the three months ended June 30, 2024 costs include (i) $0.5 million in third party consultants as we implement our core provider initiatives, asses our risk-bearing payor capabilities, and strengthen our enterprise capabilities and (ii) $0.2 million in fees associated with the Pinewood Lodge, LLLP (“PWD”) dissolution.
(e)Reflects non-recurring expenses relating to the implementation of a new EMR vendor.
(f)Reflects $4.8 million net benefit associated with the dissolution of PWD.

Center-Level Contribution Margin

	Three Months Ended September 30, 2024
(In thousands)	PACE	All other(a)	Totals
Capitation revenue	$204,800	$—	$204,800
Other service revenue	96	246	342
Total revenues	204,896	246	205,142
External provider costs	107,214	—	107,214
Cost of care, excluding depreciation and amortization	63,234	153	63,387
Center-Level Contribution Margin	34,448	93	34,541
Overhead costs(b)	34,027	—	34,027
Depreciation and amortization	5,295	115	5,410
Interest expense, net	1,199	44	1,243
Other income	(833)	—	(833)
Loss Before Income Taxes	$(5,240)	$(66)	$(5,306)
Loss Before Income Taxes as a % of revenue			(2.6)%
Center- Level Contribution Margin as a % of revenue			16.8%

	Three Months Ended June 30, 2024
(In thousands)	PACE	All other(a)	Totals
Capitation revenue	$199,080	$—	$199,080
Other service revenue	78	243	321
Total revenues	199,158	243	199,401
External provider costs	102,691	—	102,691
Cost of care, excluding depreciation and amortization	59,976	156	60,132
Center-Level Contribution Margin	36,491	87	36,578
Overhead costs(2)	36,132	—	36,132
Depreciation and amortization	5,213	116	5,329
Interest expense, net	1,361	43	1,404
Gain on cost and equity method investments	(4,842)	—	(4,842)
Other income	(499)	—	(499)
Loss Before Income Taxes	$(874)	$(72)	$(946)
Loss Before Income Taxes as a % of revenue			(0.5)%
Center- Level Contribution Margin as a % of revenue			18.3%
_________________________________
(a)Center-level Contribution Margin from segments below the quantitative thresholds are primarily attributable to the Senior Housing operating segment of the Company. This segment has never met any of the quantitative thresholds for determining reportable segments.
(b)Overhead consists of the Sales and marketing and Corporate, general and administrative financial statement line items.